                                                                     EXHIBIT 4.9

                                 [Face of Note]
--------------------------------------------------------------------------------

                                                         CUSIP/CINS 0 40228 AJ 7

                      9% Senior Subordinated Notes due 2011

No. ___                                                                $

                              ARGOSY GAMING COMPANY

promises to pay to _____________________________________________________________

or registered assigns,

the principal sum of ___________________________________________________________

Dollars on September 1, 2011.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Dated: July 31, 2001


                              ARGOSY GAMING COMPANY

                              By:
                                 -----------------------------------------------
                                 Name:
                                 Title:

This is one of the Global Notes referred to in the within-mentioned Indenture:

BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:
   -----------------------------------
         Authorized Signatory

--------------------------------------------------------------------------------

                                                                     EXHIBIT 4.9

                                 [Back of Note]
                      9% Senior Subordinated Notes due 2011

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE,
(III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF ARGOSY GAMING COMPANY.](1)

     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. INTEREST. Argosy Gaming Company, a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 9% per annum from July 31, 2001 until maturity. The Company will pay interest semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; PROVIDED that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; PROVIDED, FURTHER, that the first Interest Payment Date shall be March 1, 2002. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional or Special Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and PROVIDED that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

----------
(1) This legend should be included on the Global Notes and omitted from Definitive Notes.

                                       A-2
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                                                                     EXHIBIT 4.9

     3. PAYING AGENT AND REGISTRAR. Initially, Bank One Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

     4. INDENTURE. The Company issued the Notes under an Indenture dated as of July 31, 2001 ("Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the indenture shall govern and be controlling. The Initial Notes are obligations of the Company limited to $200.0 million in aggregate principal amount.

     5.   OPTIONAL REDEMPTION.

     (a) Except as set forth in subparagraph (b) of this paragraph 5, the Company shall not have the option to redeem the Notes pursuant to this paragraph 5 prior to September 1, 2006. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional or Special Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

     YEAR                                                PERCENTAGE
     ----                                                ----------
     2006............................................      104.500%
     2007............................................      103.000%
     2008............................................      101.500%
     2009 and thereafter.............................      100.000%

     (b) Notwithstanding the provisions of subparagraph (a) of this paragraph 5, at any time prior to September 1, 2004, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes with the net proceeds of a Public Equity Offering at a redemption price equal to 109% of the aggregate principal amount thereof plus accrued and unpaid Additional or Special Interest thereon, if any; PROVIDED that at least 65% in aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of such redemption and that such redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

     (c) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article 3 of the Indenture.

     6.   GAMING REDEMPTION

     (a)  Notwithstanding any other provision of this Indenture, if any Gaming
Authority: (i) requests or requires a holder or beneficial owner of Notes to appear before, submit to the jurisdiction of or provide information to, such Gaming Authority and such holder or beneficial owner either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time; or (ii) determines that any holder or beneficial owner of Notes is not suitable or qualified with respect to beneficial ownership of the Notes, then the Company may: (1) require that such holder or beneficial owner dispose of its Notes within 30 days (or such earlier date as required by the Gaming Authority) of (A) termination of the 30-day period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability or (B) the receipt of the notice from the Gaming Authority

                                       A-3
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                                                                     EXHIBIT 4.9

that the holder or beneficial owner will not be licensed, qualified or found suitable; or (2) redeem the Notes of such holder or beneficial owner at a price equal to the lesser of (A) the price at which such holder or beneficial owner acquired such Notes or (B) the Fair Market Value of such Notes or, if the Notes are listed on a national securities exchange, the last reported sale price on the date the Company notifies such holder or beneficial owner of the redemption.

     (b) Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (i) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (ii) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the Notes. The holder or beneficial owner applying for a licenses, qualification or finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

     7.   MANDATORY REDEMPTION.

     Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

     8.   OFFERS TO PURCHASE.

     (a) CHANGE OF CONTROL. Within 30 days of the occurrence of a Change of Control, the Company shall commence and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the Payment Date.

     (b) ASSET SALE. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to the Company or any Restricted Subsidiary), PROVIDED that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

     Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate a Permitted Asset Swap without complying with such paragraph if (i) immediately after giving effect to such Permitted Asset Swap, the Company could Incur least $1.00 of additional Indebtedness pursuant Section 4.07 of the Indenture and (ii) the Company or the applicable Restricted Subsidiary, as the case may be, receives assets at the time of such Permitted Asset Swap of a value at least equal to the fair market value of the assets or other property sold or otherwise disposed of (as evidenced by a resolution of the Company's Board of Directors set forth in an Officers' Certificate delivered to the Trustee, or, in the event that the fair market value of such Permitted Asset Swap exceeds $100.0 million, such fair market value has been determined by a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction contemplated thereby).

     Within twelve months after the receipt of any Net Cash Proceeds from one or more Asset Sales occurring on or after the Closing Date, the Company shall or shall cause the relevant Restricted Subsidiary to: (i)(A) apply an amount equal to such Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries;

                                       A-4
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                                                                     EXHIBIT 4.9

or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)(B)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this paragraph 8(b). The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this paragraph 8(b) totals at least $10.0 million (or at least $25 million in the event that at such time there is no Indebtedness of the Company or its Restricted Subsidiaries outstanding that is PARI PASSU with or subordinated in right of payment to the Notes with a comparable limitation of less than $25 million), the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Pari Passu Indebtedness, from the holders of such Pari Passu Indebtedness) on a PRO RATA basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, PLUS, in each case, accrued interest and Additional or Special Interest, if any, to the Payment Date. If the aggregate principal amount of Notes and any such Pari Passu Indebtedness tendered by holders thereof exceeds the amount of Excess Proceeds, the Notes and Pari Passu Indebtedness shall be purchased on a PRO RATA basis. Upon the completion of any such Offers to Purchase, regardless of the amount of Notes validly tendered, the amount of Excess Proceeds shall be reset to zero.

     9. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

     10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

     11. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

     12. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in

                                       A-5
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                                                                     EXHIBIT 4.9

principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or Subsidiary Guarantor's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Subsidiary Guarantee with respect to the Notes.

     13.  DEFAULTS AND REMEDIES. Each of the following constitutes an Event of
Default: (a) default in the payment of principal of or premium, if any, on any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise whether or not such payment is prohibited by Article 10 of the Indenture; (b) default in the payment of interest on any Note when the same becomes due and payable, or Additional or Special Interest, if any, and such default continues for a period of 30 days whether or not such payment is prohibited by Article 10 of the Indenture; (c) failure by the Company or any of its Subsidiaries to comply with any of the provisions of Sections 4.21 or 5.01 of the Indenture or the failure to make or consummate an Offer to Purchase in accordance with the terms of Section 4.15 of the Indenture; (d) failure by the Company or any of its Restricted Subsidiaries to observe or perform any covenant or agreement in the Indenture or this Note (other than a default under clause
(a), (b), or (c) of this paragraph 14) for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class; (e) the occurrence with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $20.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $20.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;
(h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or

                                       A-6
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                                                                     EXHIBIT 4.9

substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;
(i) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (j) the revocation, termination, suspension or other cessation of effectiveness for a period or more than 90 consecutive days of any Gaming License that results in the cessation or suspension of gaming operations at any Material Casino; PROVIDED that any voluntary relinquishment of or failure to renew after revocation a Gaming License of a Material Casino if such relinquishment or failure to renew is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the holders of the Notes shall not constitute an Event of Default. If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) above shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of this Note or the Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

     14. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     15. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

                                       A-7
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                                                                     EXHIBIT 4.9

     16. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     17. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT
(= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

     18. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Argosy Gaming Company
219 Piasa Street
Alton, IL 62002-6232
Attention: Director of Investor Relations

                                       A-8